Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated July 21, 2021, with respect to the consolidated financial statements of Journey Medical Corporation, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Short Hills, New Jersey

November 10, 2021